THIS LEASE IS NOT TO BE CONSTRUED AS AN OFFER
                          AND IS NOT BINDING ON
                    BARRISTER EXECUTIVE SUITES, INC.
                  UNTIL IT IS SIGNED BY AN OFFICER OF
                    BARRISTER EXECUTIVE SUITES, INC.

                             LEASE AGREEMENT


     THIS LEASE is made on August 28, 1997 between Barrister Executive Suites, Inc., a California Corporation, (hereinafter referred to as "Lessor") and
                    Aspac Communications, Inc.

(hereinafter referred to as "Lessee").

     Lessor has entered into a master lease for the floor (the "Suite") described below:

Floor or Suite Number:           12TH FLOOR OR SUITE 1200
Name of Building:                TWO CENTURY PLAZA
Address:                         TWO CENTURY PARK EAST
City and State:                  LOS ANGELES,
                                 CALIFORNIA  90067

This Lease is subordinate to the lease with the Building ("Master Lease"), dated October 9, 1992 (as amended). See Paragraph 10.

Lessee desires to lease from Lessor a certain portion of the Suite for the purpose of conducting Lessee's business together with rights in common to the "common areas" of the Suite.

     In consideration of the covenants and promises each to the other made herein, the parties hereto agree as follows:

     1. LEASED PREMISES. Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor portions of the Suite described below
(the "Premises") and on the floor plan attached hereto as Exhibit A. In addition to the exclusive use of the Premises, Lessee shall have the non-exclusive right in common with Lessor's other lessees to use all common areas and facilities available in the Suite. Except as otherwise agreed to in writing, Lessee takes the Premises in an "as is" condition.

          (a)     Office No(s).    24

          (b)     Desk Space No(s).   N/A

     Lessee shall be prohibited from using or occupying any premises other than those premises designated in the Lease as the Premises. In the event that Lessee uses or occupies any space other than the Premises without Lessor's written consent, Lessee shall pay Lessor a sum designated by Lessor for the unauthorized use of said Premises.

     2. TERM. Except as it may be modified by the applicable provisions of this

Agreement, the term of this Lease shall be for a period of * year, commencing on September 1, 1997, and expiring on February 28, 1998, unless terminated sooner pursuant to paragraph 10.c of this Lease. If the term commences on a day other than the first of the month, the term shall expire on the last day of the month identified herein.

     In the event the Premises are not ready for occupancy on the commencement date, this Lease shall remain in full force and effect provided Lessor makes the Premises available for occupancy with forty-five
(45) days of the scheduled commencement date. In such case, all rent shall be abated until Lessor makes the Premises available for occupancy. Lessor shall not be liable to Lessee for any loss or damage arising from any delays:
Lessee's sole remedy shall be the right to cancel this Lease in the event Lessor fails to deliver possession of the Premises as set forth herein. Lessee is advised that any floor plans provided by Lessor are not to scale, the measurements are not always accurate, and the Premises are not always built exactly as shown on the floor plans.

     Either party may terminate this Lease at the expiration date set forth herein by given thirty (30) days advance written notice effective on the expiration date set forth on page one (1) of this Lease. If neither party sends written notice of termination to the other party thirty (30) days in advance of the expiration date, this Lease shall automatically become a month-to-month agreement requiring at least thirty (30) days advance written notice to terminate the Lease, effective the end of the month. If the Lease has expired and become a month-to-month agreement, or if the original term of the Lease is month-to-month , thirty (30) days advance written notice of termination is required, and any such termination shall only be effective the end of the month. For Example: If written notice of termination is received by either party by the first working day of the month, any such notice shall be effective at the end of that same month. If written notice of termination is received by either party after the first working day of the month, any such notice shall not be effective until the end of the following month. Lessor's rent increase notice is not to be construed as a termination notice.

     3. RENT, Lessee agrees to pay Lessor as rental for the Premises the following monthly sums:

          $ 1,600.00                Office(s)

          $   -0-                   Desk Space(s)

          $  1,600.00               Total monthly rent

     The above rent shall apply during the first six (6) full calendar months of the term of this Lease only. In addition to the above rent, Lessee shall be obligated to pay rent for any space within the Suite which Lessee occupies but which is not included in the Premises (the "unrented space"). Lessee's obligation for said unrented space shall be at the rate set forth in Lessor's written notice to Lessee concerning Lessee's occupancy of the unrented space. Lessees's obligation to pay rent for the unrented space shall be effective as of the day in which Lessor gives Lessee written notice of the rent to be paid for said space, and occupancy of the unrented space shall be subject to all terms and conditions of this Lease.

     The terms and conditions of this Lease are confidential, and Lessee agrees not to reveal said terms and conditions to any third parties. Lessee's disclosure of the terms and conditions of this Lease shall be cause for Lessor at Lessor's sole discretion to immediately terminate this Lease, or adjust Lessee's rental rates to Lessor's current asking price.

     Rent shall be payable on or before the first day, of each and every calen-dar month during the term hereof. If the term commences on a day other than the first day of the calendar month, rent shall be prorated based on the portion of the calendar month remaining. Lessee's first payment shall include one mont's full rent plus the security deposit.

     In addition to payment of the rent set forth herein, Lessee agrees to the following: from the payment made by Lessee, Lessor shall first apply such sums as are necessary to meet any of Lessee's outstanding obligations to Lessor. Said obligation may arise from matters such as services Lessor provides Lessee. Any remaining balance shall then be applied to Lessee's rent obligation in the amount set forth above. In the event such remaining balance is not sufficient to meet Lessee's rental obligation, Lessee shall pay upon written demand by Lessor any remaining sums due. Failure to pay said sums when so demanded shall constitute an event of default under this Lease.

     Any and all sums Lessee is obligated to pay under the terms of this Lease shall be construed as rent obligations in addition to the monthly rent set forth herein. Such additional rent shall include a service charge of Twenty-Five Dollars ($25.00) for each of Lessee's dishonored checks returned by the institution on which said checks are drawn. If at any time during the term of this Lease Lessee has tendered payment by check and Lessee's bank returns more than one such payment for any reason including insufficient funds, Lessor may, at its option, require all future payments be made by cashier's check. A Two Hundred Dollar ($200.00) handling charge for each Three Day Notice or Notice of Termination of Services which Lessor is required to serve upon Lessee due to the Lessee's failure to make timely rent payments or breach of any other term or condition of this Lease shall be assessed against Lessee to be paid with the monthly rent in the event more than one of either notice is served during the term of the Lease. Should Lessee not tender payment of the rent by the first (1st) day of each month, a late charge shall be assessed in an amount of five cents ($0.05) for each dollar ($1.00) so overdue for the purpose of defraying the expense incident to handling such delinquent payment. In addition, Lessor may discontinue any and all services provided Lessee, including, but not limited to, use of all common areas, e.g., library and conference room, telephone answering service, photocopying, word processing and legal research.
Lessee hereby releases Lessor, its employees, agents, principals and contractors from any liability for damages which Lessee may suffer as a result of Lessor's suspension of services for the reasons stated herein.

     4.     SECURITY DEPOSIT.  Upon execution of this Lease by Lessee,
Lessee will pay a security deposit in an amount of $2,400.00 which is equal to one and one-half (1 1/2) times the monthly rent, as security for the performance by Lessee of its obligations under this Lease. The security deposit will not be interest-bearing to Lessee. Lessor will retain the security deposit during Lessee's tenancy. Lessee shall not apply the security deposit as rent. If Lessee remains in the Premises after the expiration date of this Lease, the security deposit will be retained by Lessor until Lessee moves out of the Premises. Lessor may claim and retain such amount of Lessee's security deposit as is reasonable necessary to remedy any defaults of the Lessee in the payment of rent or services, to repair damages to the Premises caused by the Lessee (normal wear and tear excepted) replacement of keys any other outstanding obligations to Lessor, and Lessor may, at its option and at any time during the term of this Lease, treat the security deposit as a partial payment applied toward Lessee's obligation for the Premises during Less's last month of occupancy of the same. The parties expressly agree that the security deposit is made for all of the aforesaid specific purposes. At all times Lessee shall maintain a security deposit with Lessor in an amount equal to one and one-half (1 1/2) times the monthly rent paid by Lessee for the Premises. Lessor shall bill Lessee for any such additional security deposit as required.

     5. USE. Lessee shall use the Premises solely for TELECOMMUNICATIONS and for no other purpose. Lessee shall not do or permit anything to be done in or about the Suite and Premises which will in any way obstruct or interfere with the right of other tenants or occupants of the Suite, or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Lessee cause, maintain or permit any nuisance in, on or about the Premises. Lessee shall not commit or suffer to be committed any waste in or upon the Premises. Lessee agrees that Lessee will not offer or use Premises to provide to others, services provided by Lessor to Lessor's other lessees. (I.E. Fax Machine, Copiers, etc.)

     6.     DEFAULTS AND REMEDIES.

          Lessee's Defaults. Any of the following occurrences shall constitute a "material" default by Lessee:

     (a) If Lessee fails to make any payment of rent, additional security deposit or any other payment required to be made by Lessee hereunder as and when due.

     (b) If Lessee withholds rent, deducts or offsets from rent or services due hereunder any amount for any reason.

     (c) If Lessee occupies, uses or stores any personal property in any unrented office in the Suite, or stores any personal property in any unrented office in the Suite, or stores any personal property in any common area.

     (d) If Lessee fails to observe or perform any of the provisions of this Lease other than those described in this Paragraph 6, where such failure shall continue for a period of ten (10) days after written notice thereof from Lessor to Lessee.

          If Lessee defaults under this Lease, (i) Lessor may terminate this Lease, (ii) Lessor may recover, in addition to any rent and other charges already due and payable, all rent for the entire unexpired balance of the stated term of this Lease and all costs incurred by Lessor to recover such sums from Lessee, including reasonable attorney's fees and/or Lessor may recover damages from Lessee. All rights and remedies of Lessor under this Lease shall be cumulative and in addition to any other rights or remedies available at law or in equity. No failure by Lessor to exercise any right or remedy or to insist upon strict performance following a default by Lessee shall constitute a waiver of such default by Lessor.

     7. HIRING LESSOR'S EMPLOYEES. Lessor spends a great deal of time to hire and train employees for the operation of the Suite and other suites. Lessee derives the benefit of Lessor's experience in operating the Suite and of such hiring and training procedures. Lessee realizes the time and expense Lessor incurs to obtain personnel, and Lessee therefore agrees not to offer or accept for hire any of Lessor's employees at any time during the term or any extension or renewal of this Lease. "Lesser's employees" include Lessor's employees during the period of their employment with Lessor and for a period of sixty (60) days thereafter. Lessor and Lessee have considered the matter and have reasonably endeavored to estimate the actual damages to Lessor in the event Lessee breaches this provision and offers or accepts for hire any of Lessor's employees, and both realizing that it would be impractical or extremely difficult to fix the actual damage to Lessor resulting from such offer or hiring of Lessor's employees at any time during the term or any extension of renewal of this Lease, or within sixty (60) days after Lessee moves out of Lessor's offices, Lessee agrees to pay Lessor the sum of Two Thousand Dollars ($2,000.00) for the employees so hired to compensate Lessor for Lessor's loss in hiring and training said employee. Said sum represents the amount agreed upon by the parties as Lessor's liquidated damages. Notwithstanding the foregoing, Lessee may hire any of Lessor's employees for part-time work outside the hours of 9:00 a.m. to 6:00 p.m. normal business days.

     8. INSURANCE. Lessor has blanket liability insurance coverage for the common areas in the Suite. Lessor's insurance does not cover the Lessee's Premises or Lessee's property in the Suite and Premises. Lessor shall not be liable to Lessee, or to any other person, for any damages on account of loss, damage, fire or theft of any personal or business property, including, but not limited to, property left with the floor receptionist or telephone operators, door lettering or other property purchased by, or belonging to, Lessee.

     Lessee shall indemnify and hold harmless Lessor and Lessor's landlord from and against any and all claims arising from Lessee's use of the Premises, or from the conduct of Lessee's business or from any activity, work or things done, permitted or suffered by Lessee in the Premises and shall further indemnify and hold harmless Lessor and Lessor's landlord from and against any and all claims arising from any breach or default in the performance under the terms of this Lease, or arising from any negligence of the Lessee or any of Lessee's agents, contractors, visitors, or employees, and from and against all costs, attorney's fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, and in case any action or proceeding be brought against Lessor and Lessor's landlord by reason of any such claim, Lessee upon notice from Lessor and Lessor's landlord shall defend the same at Lessee's expense by counsel satisfactory to Lessor and Lessor's landlord. Lessee, as a material part of the consideration to Lessor and Lessor's landlord, hereby assumes all risk of damage to property or injury to persons in the Premises and Lessee hereby waives all claims in respect thereof against Lessor and Lessor's landlord.

     9. COMMON AREA. All areas not designated for exclusive use of tenants or available for lease to prospective tenants constitute the Suite's common areas. Lessee shall have the non-exclusive right of access and use of the common areas and facilities contained therein. Conference room(s) may be used on a reservation basis only subject to Lessor's rules and regulations governing use of the same.

     10.     MASTER LEASE.

     a. Lessee shall have no greater rights to the use and occupancy of the Suite and Premises than Lessor has with the Building under Lessor's Master Lease; in particular, Lessee's term under this agreement shall be no greater than Lessor's term under the Master Lease, and is subject to any early termination provisions contained therein. Lessee is bound to Lessor in the same manner as Lessor is bound to the Building with respect to all standard lease provisions (e.g., eminent domain, destruction of building, early termination, etc.), as well as the rules and regulations of the Building attached hereto as Exhibit C.

     b. Lessor hereby irrevocably assigns to Lessor's landlord all of Lessor's interest in all rentals and income arising from any sublease, license, concession or other consensual arrangement for possession of all or a portion of the suite entered into by Lessor, and Lessor's landlord may collect such rent and income and apply same towards Lessor's obligations under the Master Lease; provided, however, that until a default occurs in the performance of Lessor's obligations under the Master Lease (taking into account any applicable notice and cure periods), Lessor shall have the right to receive and collect such amounts. Lessor's landlord shall not, by reason of this assignments or the collection of rentals, be deemed liable to the Lessee, licensee, concessionaire, or third party for the performance of any of Lessor's obligations under the Lease, license, concession or other consensual arrangement for possession of all or a portion of the premises. Lessor hereby irrevocably authorizes and directs any Lessee, licensee, concessionaire, or other third party, upon receipt of a written notice from Lessor's landlord stating that an uncured default exists in the performance of Lessor's obligations under the Master Lease, to pay to Lessor's landlord all sums then and thereafter due under the Lease, license, concession or other consensual arrangement for possession of all or a portion of the premises. Lessor agrees that the Lessee, licensee, concessionaire, or other third party may rely on that notice without any duty of further inquiry and notwithstanding any notice or claim by Lessor to the contrary.

     c. At any time, Lessor may terminate this Lease upon sixty (60) days written notice to Lessee in the event that Lessor's interest in the Master Lease is terminated. In the event Lessor's interest in the Master Lease is terminated, Lessee shall, at the option of Lessor's landlord, attorn to Lessor's landlord or Lessor's landlord's designee, and recognize Lessor's landlord or Lessor's landlord's designee as Lessor under this Sublease. Lessee shall execute and deliver at any time when requested by Lessor's landlord an instrument to evidence such attornment. In no event, however, shall Lessor's landlord or Lessor's landlord's designee be liable for any previous act or omission by Lessor under this Sublease, or for the return of any advance rental payments or deposits under such agreements that have not been actually delivered to Lessor's landlord or Lessor's landlord's designee, nor shall Lessor's landlord or Lessor's landlord's designee be bound by any modification to any such agreements executed without Landlord's consent, or for any advance rental payments in excess of one month's rent. Lessee waives the provision of any law which may give
Lessee any right of election to terminate this Lease or to surrender possession of the Premises by reason of the termination of the Master
Lease.

     11. SUBLETTING. Lessee shall sublet or assign the Premises or any part thereof for any period of time without the prior written consent of Lessor. Any subletting or assignment of this Lease which is not in compliance with the provisions of this paragraph shall be void and shall, at the option of Lessor, terminate this Lease. In such event, Lessee shall be liable for any expenses Lessor may incur in regaining possession of the Premises or so much of the Premises as Lessee may have subleased or assigned without Lessor's consent. The consent by Lessor to a subletting or assignment shall not be construed as releasing Lessee from any liability or obligation hereunder. If Lessee leases one or more desk spaces, no desk space may be occupied by more than one person. A desk space may be occupied by more than one person only if Lessee leases the entire room in which the desk is located and the desk space is not within a mini-suite.

     12. NOTICE TO LESSOR. Any notice regarding a breach of this lease or termination thereof shall be in writing and sent by certified mail or personal delivery to Barrister Executive Suites, Inc., Attention: Lease Termination Department, 233 Wilshire Boulevard, Suite 500, Santa Monica, California 90401 (in the case of Lessor), or to Lessee c/o the address of the Premises (in the case of Lessee). Certified mail notice shall be deemed given twenty-four (24) hours after the date it is placed, postage prepaid, in a depository for United States mail. Personal delivery to the floor manager, receptionist or telephone operator does not constitute notice to either Lessor or Lessee. Either party may provide for a different address by notifying the other party of said change as provided for herein.

     Provided Lessee provides Lessor written notice of no less than thirty
(30) days, any termination notice shall be effective the last day of the month. If Lessee occupies any portion of the terminated space beyond the last calendar day of the month, Lessee will be liable for rent for the full calendar month. If Lessee fails to vacate the premises for any reason after the termination date or purports to rescind the termination notice after Lessor has already leased Lessee's terminated space, Lessee will pay the rent the new tenant had agreed to pay, plus any and all resulting damages and losses incurred by Lessor because the new tenant cannot move into the space previously terminated by Lessee.

     13. SUCCESSORS AND ASSIGNS. The covenants and conditions herein contained shall apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto, except as expressly provided to the contrary elsewhere herein. In the event of Lessee's death or disability, Lessee's legal representative may terminate this Lease upon thirty
(30) days' written notice to Lessor (without penalty) and the security deposit will be refunded in full, subject to the provisions of this Lease.

     14. SUBSTITUTION. At any time after the execution of this Lease, Lessor may substitute for the Leased Premises other premises elsewhere in the suite, or in another Barrister Suite (the "New Premises") in which event the New Premises shall be deemed to be the Leased Premises for all purposes hereunder, provided:

          (a) That New Premises shall be similar in area and appropriateness for Lessee's purposes in Lessor's reasonable determination; and

          (b) If Lessee is occupying the Leased Premises at the time of any such substitution, Lessor shall pay the reasonable expense of moving Lessee, its property and equipment to the New Premises and shall, at its sole cost, improve the New Premises with Lessor's standard improvements.

     15. RULES AND REGULATIONS. Lessee shall observe at all times Lessor's Rules and Regulations, a copy of which is attached hereto as Exhibit D.

     16. REPAIRS. The landlord which leased the Suite to the Lessor shall maintain the structural integrity of the Building shell and make all necessary repairs to the roof, exterior wall, exterior doors, windows, corridors and other common areas of the Building and the Project, and Landlord shall keep the building and the Project in a safe, clean and neat condition, and use reasonable efforts to keep all equipment used in common with other tenants such as elevators, plumbing, heating, air conditioning and similar equipment, in good condition and repair. Lessor is not liable to Lessee by reason of any defect, inadequacy or insufficiency in same. Lessee may not deduct or offset any amount from rent due herein because of any problem regarding construction, repairs or lack thereof. Lessor will coordinate any repair complaint of Lessee. However, any claim by Lessee with respect thereto shall be made solely against the Building and Lessor hereby assigns to Lessee, solely for the purpose of making and prosecuting any such claim, all rights which Lessor has under the Master Lease. Lessor will coordinate all repairs for dangerous conditions existing in the common areas within the Suite. Lessee is responsible for, and shall indemnify and hold Lessor harmless from and against, any damage to persons or property caused by Lessee, or Lessee's employees, agents, clients, guests or invites. Lessee is not responsible for repairing wall holes from normal-sized nails used to hang pictures.

     17. RIGHT OF ENTRY. If Lessee has given notice to terminate or Lessee is in default of rental payments, Lessor's employees may show the Premises to prospective tenants between 9:00 a.m. and 6:00 p.m., Monday through Friday. If during the last month of the term Lessee shall have removed all or substantially all of Lessee's property, Lessor may immediately allow anyone else to occupy the premises without relieving
Lessee of liability for rent for that period of time unless Lessor receives rental income from Lessee's space, in which event such payment will be credited against Lessee's rent obligation for the period of time the space is occupied by someone else.

     18.     UTILITIES, SERVICES, MAINTENANCE AND
CONSTRUCTION. Under Lessor's Master lease, the Building provided utilities, services (janitorial, heat and air conditioning) and maintenance. Janitorial services include carpet vacuuming, but not cleaning. Heat and air conditioning is provided during generally recognized business days and hours. Lessee is allowed access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to the Building's rules requiring proper identification after normal business hours, Lessor is not liable to Lessee by reason of any failure to provide or the inadequacy of utilities, janitorial, heat or air conditioning services or maintenance. Lessor is not responsible for any negligence of the Building's agents, servants or employees. Lessee may not deduct or offset any amount from rent due herein because of any problem regarding utilities, heat, air conditioning, janitorial services, maintenance services or defective construction of Premises. Upon request by Lessee, Lessor will write the Building regarding any complaint by Lessee regarding utilities, heat, air conditioning, janitorial services, maintenance or construction; however, any claim by Lessee with respect thereto shall be made by Lessee directly to the Building, and Lessor hereby assigns to Lessee, solely for the purpose of making and prosecuting any such claim, all rights which Lessor has against the Building under the Master Lease.

     Lessor is responsible for maintaining the common areas with the Suite, however, Lessor is not responsible for maintaining, repairing or cleaning the floor covering, wall covering or drapes/window blinds within Lessee's Premises, other than the normal janitorial service provided by the Building. Non-recurring operating and capital improvements may be passed on to the Lessee.

     19. ATTORNEY'S FEES. In the event legal proceedings to regain possession of the Premises or to collect moneys owed are instituted because of Lessee's failure to pay rent, security deposit, cost of repair of the Premises or to cure any breach of this Lease by Lessee, the prevailing party shall be entitled to recover as an element of his cost of suit, and not as damages, reasonable attorney's fees to be fixed by the court. The
"prevailing party" shall be the party who is entitled to recover his costs of suit, whether or not the suit proceeds to final judgement. The party not entitled to recover his costs shall not recover attorney's fees. No sum for attorney's fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover his costs of attorney's fees.

     20.     ENTIRE AGREEMENT, MERGER AND WAIVER.  This
Lease Agreement supersedes and cancels any and all previous negotiations, arrangements. offers, brochures, agreements or understandings, if any, between the parties hereto. This Lease Agreement expresses and contains the entire agreement of the parties hereto and there are no expressed or implied representations, warranties or agreements between them, except as herein contained. This Lease Agreement may not be modified, amended or supplemented except by a writing signed by both Lessor and Lessee. No consent given or waiver made by Lessor of any breach by Lessee of any provision of this Lease Agreement shall operate or be construed in any manner as a waiver of any subsequent breach of the same or of any other provision.


ASPAC COMMUNICATIONS, INC.                  BARRISTER EXECUTIVE SUITES, INC.

LESSEE                                      LESSOR


/s/ Ming Zhang
MING ZHANG, SECRETARY


DATE:  8-28-97                               DATE: 9-9-97

                     LEASE AGREEMENT ADDENDUM


The parties to the attached Lease hereby agree that the Lease shall be amended or supplemented in the following respects. (All terms defined in the Lease shall have the same meanings when used in this Addendum.)

1.     Section 3:  The last sentence of the third paragraph shall be amended
to read as follows:       Lessee's first payment shall include one month's
full rent plus the security deposit and      a set-up fee of $150.00

2.     Section 7:  In the fifth sentence, "the sum of Two Thousand Dollars
($2,000.00)" shall      be deleted and replaced with "the sum of Five
Thousand Dollars ($5,000.00)." The last      sentence of the paragraph shall
be deleted entirely.

3. First Signature Page: On the first signature page of the Lease, the following section shall be added:
     21. CONFLICT OF INTEREST.
     Lessee agrees that conflict of interest would be created if Lessee were to represent or act as Legal counsel for the employees, officers, vendors, contractors, landlords and/or tenants of Lessor. Therefore, so long as Lessee is a tenant of Lessor, Lessee shall be prohibited from representing Lessor's employees, officers, vendors, contractors, landlords and/or tenants in any legal action lawsuit which involves Lessor, or Lessor's Managing Agent (if applicable). Failure to comply with this provision shall constitute an event of default under the Lease and shall be cause for Lessor to terminate this Lease.

4. Section 3, Exhibit D: The last sentence shall be deleted and replaced with the following:
     The set-up fee described on page 2 of the Lease shall include one Lobby Directory Listing and (if applicable) one Parking-Level Directory Listing. Lessee shall pay the building's prevailing charge for any additional Directory Listings.

5. Section 4, Exhibit D: The following shall be inserted after the first sentence of the paragraph.
       The set-up fee described on page 2 of the Lease shall include on standard door sign. If Lessee requires additional door signs, Lessee shall pay Lessor for same at Lessor's prevailing rate.

6. Section 6, Exhibit D: The following shall be added to the end of the paragraph: Upon termination of the Lease, whether upon expiration of the term or sooner, Lessee agrees to pay Lessor One Hundred Dollars
($100.00) per leased office and Fifty Dollars ($50.00) per leased desk space to cover painting and cleaning costs for each such space. The applicable amounts for such painting and cleaning costs shall be deducted from Lessee's security deposit should Lessee fail to pay Lessor for same upon lease termination.



ACKNOWLEDGED AND AGREED TO:

LESSEE                                       LESSOR

ASPAC COMMUNICATIONS, INC.                   BARRISTER EXECUTIVE SUITES, INC.


/s/ Ming Zhang
MING ZHANG, SECRETARY

DATE:   8-28-97                              DATE: 9-9-97